Exhibit 99.1

Tabula Rasa HealthCare Appoints New Member to its Board of Directors

Senior CPG Marketing Executive Kathy O’Brien Joins Board

Moorestown, NJ (November 5, 2018) - Tabula Rasa HealthCare, Inc. (NASDAQ: TRHC), a healthcare technology company advancing the field of medication safety, appointed Kathrine O’Brien to its Board of Directors. The appointment occurred at TRHC’s meeting of the Board of Directors held on November 2, 2018 and was effective immediately.

Ms. O’Brien is a recognized consumer packaged goods (CPG) executive with 30 years of experience. Most recently she served as Vice President/General Manager for Skin and Marketing Services for Unilever Corporation headquartered in Englewood Cliffs, NJ. She had full P&L responsibility for a $1.5B business, leading a team of marketing professionals and controlling a multi-million annual marketing budget.

Ms. O’Brien led Unilever’s launch of the Dove Campaign for Real Beauty in the United States reaching more than five million young women with the campaign’s unique self-esteem programming. She also is a forerunner in digital and social media marketing, leading the Dove brand’s first ever brand partnership with Twitter.  The campaign was recognized with two Cannes Lions and AdWeek’s Media Plan of the Year.

“Kathy O’Brien is a marketing innovator to which her successes attest,” said TRHC Chairman and CEO Calvin H. Knowlton, PhD. “She is a dynamic, inspirational leader that can effectively build strong and cohesive organizations and lead cross-functional teams. This skill set is exactly the kind of expertise a growing, expanding company like Tabula Rasa HealthCare should have to advise us at this juncture in our journey as we continue to grow. We enthusiastically welcome Ms. O’Brien to TRHC’s Board of Directors, and we believe she will be a valuable member of our Board.”

Recognized for her prowess in business and marketing, Ms. O’Brien received the 2015 Cosmetic Executive Woman Achiever of the Year award, the Top Women in Grocery 2012, Top 100 Irish Business People 2011 and Advertising Age Women to Watch 2010.

Ms. O’Brien will serve as a Class I director until the 2020 annual meeting of stockholders or until her earlier resignation, retirement or other termination of service.  Ms. O’Brien’s appointment fills an existing vacancy on the Board.  Ms. O’Brien graduated from Columbia University with a Master of Business Administration and Boston College with a Bachelor of Arts in Economics.

About Tabula Rasa HealthCare®

Tabula Rasa HealthCare (TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize patient outcomes, lower healthcare costs and improve organizational performance.  Medication risk management is TRHC’s lead offering, and its cloud-based software applications provide solutions for a range of payers, providers and other healthcare organizations. For more information, visit TRHC.com. Follow us on Twitter @TabulaRasaHC for up-to-date information.

Contact:

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829

Investor

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

tabularasa@westwicke.com